EXHIBIT 99.1

NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS OF
INTEGRATED ELECTRICAL SERVICES, INC.

Restriction on Trading in Integrated Electrical Services, Inc. Common Stock
During a Blackout Period

     During an upcoming blackout period in Integrated Electrical Services, Inc. 401(k) Plan, new rules prohibit you from purchasing, selling, acquiring or transferring IES common stock or associated derivative securities (i.e. stock options) that you acquired in connection with your service or employment as a director or executive officer of IES.

     A blackout period will be in effect as a result of a transfer of the trustee and recordkeeping services under the 401(k) plan to Merrill Lynch. This blackout period will begin at 5:00 PM Central Time on June 20, 2004 and is expected to end July 12, 2004. During the blackout period, plan participants will not be able to direct or diversify investments in their individual accounts, obtain a loan, or obtain a distribution.

     Under a new regulation adopted pursuant to the Sarbanes-Oxley Act of 2002, IES is required to notify you of this blackout period and of certain restrictions on trading in IES securities during the blackout period.

     You may not take the following actions during the blackout period:

Purchase, sell, acquire, or transfer shares of IES common stock that you acquired in connection with your service or employment as a director or executive officer of IES; or

Purchase, sell, transfer or exercise IES stock options.

     During the week of July 12, 2004, you should contact Merrill Lynch at (303) 264-6106 to determine when the blackout period has ended.

     For further information regarding this blackout period, please contact Curt L. Warnock at the following address and phone number:

Curt L. Warnock
Vice President, Law
Integrated Electrical Services, Inc.
1800 West Loop South, Suite 500
Houston, TX 77027
(713) 860-1500

Dated: June 3, 2004